Exhibit 99.2

Heartland Payment Systems

Moderator: Robert Carr

November 3, 2005

8:30 a.m. EST

OPERATOR: Good morning ladies and gentlemen. My name is Shay (ph) and I'll be your conference facilitator.

At this time I would like to welcome everyone to the Heartland Payment Systems third quarter 2005 results conference call. All lines have been placed on mute to prevent any background noise.

After the speaker's remarks there will be a question and answer period. If you would like to ask a question at that time please press star then the number one on your telephone keypad. If you would like to withdraw your question you may press the pound key.

It is now my pleasure to turn the floor over to your host, Bob Baldwin (ph).

Sir, you may begin your conference.

BOB BALDWIN (ph), CHIEF FINANCIAL OFFICER, HEARTLAND PAYMENT SYSTEMS: Thank you, operator. Good morning. This is Bob Baldwin (ph), Chief Financial Officer of Heartland Payment Systems.

I'd like to welcome everyone to our third quarter 2005 earnings conference call. With me today is Bob Car (ph), Chairman and Chief Executive Officer.

Today Bob (ph) will begin our discussion with an overview of the quarter and then I'll return to go through some of the financials in detail. We'll conclude with some time for Q and A.

Before we begin I would like to remind you that some of our discussions may contain forward looking statements about our business, financial commission, and prospects for the company. The actual results of the company could differ materially from those indicated by the forward looking statements.

Forward looking statements included on this call are highly dependent on a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Information concerning these factors is contained in the company's Securities and Exchange Commission filings including, but not limited to the company's registration statement on form S1 as amended as quarterly reports on form 10Q.

We undertake no obligation to update any forward looking statements to reflect events or circumstances that may arise after the date of this disclosure. When used in this disclosure and documents referenced the words believes, expects, may, should, seek, or anticipate, and similar expressions as they relate to Heartland or its management are intended to identify such forward looking statements.

Also, during the course of today's comments we will be discussing Heartland's (ph) net revenue and operating margin. To be consistent with both industry convention and the way we manage the business Heartland defines not revenue as total revenue less interchange and dues and assessments, and operating margin as operating income as a percentage of net revenue.

Now, I'd like to turn the call over to Bob Car (ph), Chairman and Chief Executive Officer.

BOB CAR (ph), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, HEARTLAND PAYMENT SYSTEMS: Thanks, Bob (ph).

Good morning and thank you everyone for joining us today. I'd like to thank you for your interest in Heartland Payment Systems.

As you read in this mornings release, Heartland had a record quarter hitting on all cylinders, growing our sales force, growing our base of installed merchants and our processing volume, while simultaneously improving our processing productivity and raising our customer service levels. For the quarter we delivered on every critical performance metric we've identified as the keys to our continued success and which we've shared with the investment community as effective metrics to evaluate our progress.

Let me go through some of the highlights. For the quarter total revenues were up 39 percent to a record 228 million compared to 165 million reported a year earlier.

The 63 million revenue increase this quarter is entirely from organic growth. Net income excluding some unusual items Bob (ph) is going to discuss later was 5.6 million, up 100 percent over the year ago.

And diluted earnings per share calculated on the same basis were up 87 1/2 percent to 15 cents in the quarter. It was a very solid quarter and I want to thank all of the dedicated Heartland employees for their hard work.

As many of you know even though we report our revenue on a gross basis due to our merchant friendly monthly discounting policy we do focus on our net revenue as the driver of our economics. For the quarter we had 50.9 million in net revenue, a 35.4 percent increase over 37.6 million in the third quarter of '04.

With 9.7 million in operating income I am quite pleased with our 19 percent operating margin for the quarter, which expanded by 580 basis points this quarter compared to 13.2 percent in the third quarter of 2004. The increase is in large measure the result of our investment in new technology that not only lowers our costs but also is creating opportunities to enhance services that we can provide to our merchant base.

Operating leverage this quarter in part reflects the increasing proportion of merchants and transaction volume that we have migrated onto our front end platform HPS Exchange (ph). For the quarter over 67 percent of new merchants installed and 55 percent of total transactions were processed on Exchange (ph).

In last year's third quarter only 45 percent of our transactions were processed on Exchange (ph). Putting more and more merchants onto Exchange (ph) allows us to reduce operating costs while offering the merchant unique features such as real time transaction monitoring, electronic receipt capture, online maintenance download, and other features.

For the quarter, processing and servicing expense declined to 9.9 percent of total revenue from 11.1 percent a year ago. Processing more of our volume on exchange is part of this story. In addition, it also reflects the significant success we have had in implementing least cost routing technologies for managing our telecom costs.

Telecom represents one of the most significant line item costs in processing a dial transaction and use of least cost routing allows us to use the cheapest provider for each incoming transaction. Further, we have continued our buyouts of sales commissions, in particular with the exercise of the pep (ph) share option program that occurred upon the closing of the IPO. This reduces our ongoing commission expense.

We believe there is additional opportunity to ring out more operating margin over time as we increasingly invest in new technology and transition merchants onto our proprietary systems. However, I'd also note that our operating margin improved and has been very rapid and occurred during the seasonally strongest months of the year.

In the fourth quarter and particularly first quarter our processing volume is seasonally softer and has historically matched third quarter volumes as our increased merchant count essentially offsets the seasonal weakness in our merchant processing volume. Such flat volumes combined with increasing costs in our service center could result in a temporary softening of this measure even as we are maintaining solid progress toward achieving our long term goal of an operating margin in excess of 20 percent of net revenue.

Of course, part of our leverage results from increasing scale. And in August the company surpassed another milestone when we processed in excess of $3 billion in transaction volume in a single month for the first time.

August is our seasonally strongest month which helped bring total processing volume for the quarter to a record 9.3 billion. This was the result of an increasing base of active merchants as well as increased activity with our installed base.

Our processing volume growth was 36 percent this quarter, which matches our volume growth for the first nine months of this year and our installed merchant base continues to grow. At September 30 we reported approximately 106,500 active merchants, an increase of 25 percent from September 30 a year ago.

New merchant activation are being driven by our unique commission only sales force. In addition to their financial incentive our sales people have been able to grow their merchant base by offering a fair deal to our target merchants, small to mid size merchants.

To capitalize on the market opportunity we have grown our sales force to 970, up 141 or 17 percent from a year ago and we expect that number to continue growing. From the growth in our sales force to our active merchants to our processing volume to our revenue you can see continued progress as we increased the productivity and efficiency of each link in our chain through our various technology investments and customer friendly products and programs.

You can be sure we are focusing on delivering superior service to our clients in an invigorating and rewarding work environment to our great employees, a combination that has proven very successful in generating growth and creating value for shareholders.

Let me now turn the call over to Bob (ph), who will go through some of the detail and the financial results.

Bob (ph)?

BOB BALDWIN (ph): Thanks, Bob (ph).

Quarterly revenues for the September quarter were up 39 percent from 2004 as a result of a 36 percent increase in processing volume, the pass through of interchange increases, and a 113 percent increase in other revenues, most of which have (INAUDIBLE) change of merchant fees. As Bob (ph) related, transaction volume growth resulted from a larger install base of active merchants as well as an 8.1 percent growth in same store sales for the quarter.

Net revenue was 50.9 million for the quarter, up 35.4 percent year over year consistent with the growth rate seen among all our revenue oriented metrics. For the quarter processing and servicing costs were up 23.1 percent to 2.6 million from 18.3 million in the third quarter of 2004.

However, as a proportion of total revenues, processing and servicing costs fell to 9.9 percent of total revenues. Having fallen to less than 10 percent of revenues, processing and servicing efficiency has reached a level of performance we originally hoped to accomplish during fiscal 2006.

As Bob (ph) stated earlier, migrating an increasing proportion of our processing onto our proprietary systems is going to provide an additional competitive weapon in the form of a lower overall cost structure, although this improvement is not expected to occur on a straight-line basis in future quarters. Customer acquisition costs for the quarter were 7 million, up 40 percent year over year reflecting the strengths of new merchant signings as well as the growth in same store sales.

Relative to revenues were customer acquisition costs on a year over year basis remained stable at 3.1 percent. Depreciation in amortization rose 450,000 or 45 percent in a period compared to the year earlier quarter.

This was driven by continued investment in our namely HBF, Exchange (ph), and Passport (ph), our back end system. We commenced the amortization of capitalized passport development costs in September, given the successful completion of the beta testing in July and August.

Selling and administrative expenses rose 23 percent in absolute dollars compared to the year earlier period, but declined on a relative basis to 4.5 percent of revenues from 5 percent of revenues in 2004. Our goal remains to growth this line item more slowly than our top line growth.

However, as with our overall operating margin, selling and administrative as a percentage of revenue will be lowest in our seasonally strong second and third quarters and higher in the fourth and first quarters. Importantly, over the next six months we will be incurring some additional selling and administrative costs as we work to convert merchants to our Passport (ph) back end processing systems.

While this conversion is entirely transparent to the merchant being reflected only in a new improved merchant statement, we have to perform numerous checks to be sure that the proper pricing is carried over from vital to our Passport (ph) system. Our biggest conversion to date, over 10,000 merchants, just occurred on November 1 and we remain excited about getting substantially all of our merchants converted by April 1 of next year. We will see significant benefits in the ensuing quarters from the prospectus of both cost savings as well as ongoing product enhancements for our merchants.

As noted in our overview we had a couple of unusual items this quarter that appear in other income and expense. During the quarter we reacquired the remaining 2,400 merchant contracts previously transferred to Synergy (ph) in a transaction accounted for as a financing arrangement.

We made a cash payment of $3 million fully extinguishing of our obligations under the financing arrangement. The outstanding balance of this arrangement at the time of extinguishment was $8.1 million, resulting in a pretax gain of 5.1 million.

Also during the quarter we recognized expense of $2.6 million during the September quarter to adjust for its carrying value to $26.51 per share, the closing price of our common stock on the date prior to the exercise of the warrants (ph). This was a mechanical adjustment triggered by the IPO.

This expense was not deductible for income tax purposes so that the transaction resulted in a higher tax rate this quarter than our standard 40.7 percent rates. Consequently income taxes for the three months ended September 30, 2005 were 5.5 million using effective tax rate of 45.7 percent.

On a GAAP basis, net income for the quarter was $6.5 million, up 158 percent from 2.5 million last year. Fully diluted GAAP earnings per share for this quarter were 17 cents, up 143 percent from last year.

Excluding the impact of the two unusual items and applying our standard 40.7 percent tax rate, net income for the quarter was 5.6 million or 15 cents per diluted share. Increases that are still robust at 100 percent and 87.5 percent respectively.

Looking quickly at the year to date results, for the first nine months of 2005 processing volume increased 36 percent driving revenues up 40 percent to 608 million from 435 million for the first three quarters of 2004. As with the quarter, expense growth was maintained below revenue growth with the most important expense metric processing and servicing costs as a percentage of revenue falling to 10.7 percent for the nine months from 11.5 percent last year.

Selling and administrative expenses were up just 24 percent year over year helping boost operating income by 93 percent for the first nine months of this year. Through September our GAAP net income was 106 percent to 13.6 million from 6.6 million for the same period 2004, while diluted earnings per share were up 85 percent on a 9 percent increase in shares outstanding.

Excluding the fair value adjustment for warrants (ph) and the gain on steadying the financing arrangement normalized net income for the first nine months of 2005 was 13 million or 35 cents per diluted share, increases of 83 percent and 67 percent respectively from normalized net income of 7.1 million or 21 cents per diluted share for the first nine months of 2004. Turning to the balance sheet, we are in excellent financial condition with over $47 million in cash and $72 million in stockholders equity at September 30, 2005.

The main contributors to our improved balance sheet are the proceeds from our august IPO, the retention of over 13.6 million in earnings over the first three quarters of this years, the benefit of the exercise of the warrants, and the elimination of the Synergy (ph) financing arrangement. A quick note on the unique relationship between our receivables, payables, and bank borrowings.

As one of our customer friendly strategies, we have advanced interchange to our merchants where many of our competitors typically withhold interchange. As a result, during the month we build up a significant receivable from our merchants.

Until recently we did not have the resources to fund any of these receivable so we have had an arrangement with our sponsor bank, Key Bank (ph), to fund the interchange while we awaited collection from the merchant. As one use of the IPO proceeds, in the future we expect to fund a portion of this merchant interchange receivable with our own cash thereby reducing our bank borrowings and interest expense since borrowing costs are higher than what we can earn on our (INAUDIBLE) leaving the money in short-term investments.

At current activity levels and our existing cash position we can fund about half of the monthly receivable before (INAUDIBLE) has to step in to fund the remainder.

Now, I'd like to return the call to Chairman Bob Car (ph).

BOB CAR (ph): Thanks, Bob (ph).

Our goal is to continue to improve our performance, our productivity, our efficiency and our effectiveness. As we migrate an increasing proportion of our volume onto our proprietary systems we believe we can achieve cost efficiencies which should contribute to a more competitive profile and even better margins.

In addition to growing our business, our priority remains to invest in our infrastructure, both at our customer service center in an effort to achieve longer lasting customer relationships and to add new services and to improve our productivity and efficiency. We're going to continue to refine our transparent pricing policy for main street merchants and further penetrate the small merchant market with additions to our sales organization.

For the investment community, we've indicated some goals along the lines of operating income as a proportion of net revenue, processing and servicing costs as a proportion of total revenue, and overall long term revenue growth objectives. While we initially set a goal of achieving certain of these targets over the next year or so you can see that we are already well on our way to achieving these stated long term goals.

Since we managed the business for the long term as is clear with our continued investment in building and strengthening our infrastructure we will similarly provide long term financial performance objectives and not get tied up with fine tuning quarter to quarter forecasts. We will begin establishing annual expectations beginning with our forecast for results in '06 once we have completed our budget process in mid January.

However, at this point we are comfortable with the consensus estimates for the fourth quarter as well as for 2006. Now, we'd like to open the call to answer your questions.

Shay (ph), you can now open the call up.

OPERATOR: Thank you. At this time I would like to remind everyone, if you'd like to ask a question please press star then the number one on your telephone keypad. We'll pause for just a moment to comply the Q and A roster.

Our first question comes from Andrew Jeffrey from Robinson Humphrey. Please pose your question.

ANDREW JEFFREY, ROBINSON HUMPHREY: Hi. Good morning guys.

BOB CAR (ph): Hi Andrew.

ANDREW JEFFREY: A couple of quick questions. I notice, you know, very nice merchant ads in the quarter.

It looked like attrition was a little bit higher than it's been historically. Is there anything going on there? Is that seasonal or are there some trends we can extrapolate from that?

BOB CAR (ph): Andrew, we have a substantial amount of merchants in vacation areas of the country, Martha's Vineyard, the coast of North Carolina, the Dakotas vacation area. They're just all over the country.

And these merchants shut down typically in August and September. So it's difficult to measure attrition on a month to month or even a quarter to quarter basis. It has to be reviewed year over year for it to have an accurate measure.

BOB BALDWIN (ph): And I'd add that the reason for that is because we don't count a merchant in a month unless they have made a deposit in that month. And so that's a relatively harsh way of looking at your merchant count but we've done that since the beginning and are very comfortable.

The result is it's a sporadically depositing merchant. They actually can look like they've attrited and then they come back on and they could look like they've attrited again.

But we feel that measuring it on the most conservative approach is best and doing it by whether they've had actual deposit activity is the most conservative way.

ANDREW JEFFREY: OK. And then in terms of your revenue per average merchant, that metric looked particularly strong year over year and was a little better sequentially than it was in the third quarter of last year. Is that also a timing consideration or would you characterize that as a trend in terms of Heartland's (ph) focus on signing the most profitable and potentially the fastest growing merchants relative to, you know, the potential that's out there in the marketplace?

BOB CAR (ph): (INAUDIBLE) that's a little bit of a surprise to me that that's occurred. But I think the reason it's occurred is that we – our losses became so low that we loosened up our underwriting criteria earlier in the year.

And I think that that's allowed our sales people to sign up some higher profit margin merchant accounts and that's what's being reflected there. We do not expect that to continue to go in that direction.

We expect it, in fact, to come down as our banking relationships strengthen. And we are basically go after smaller merchants to help our bank partners.

ANDREW JEFFREY: Great. Thanks a lot.

OPERATOR: Thank you. Our next question comes from Paul Bertolai from CSFB. Please pose your question.

BOB CAR (ph): Hi Paul (ph).

TOM (ph), CSFB: How are you doing? It's actually Tom (ph) calling in for Paul (ph).

I was just wondering if you guys could possibly provide an update on what you're seeing sort of on pricing. If you're seeing – and then sort of also from the conservative standpoint.

BOB CAR (ph): Tom (ph), this is Bob Car (ph). We don't see any, you know, change in the marketplace.

Our margins are fairly consistent. We just don't see in our marketplace pricing differences today versus last year, the year before, the year before, the year before. They're very consistent and it continued that way.

TOM (ph): OK. And then just real quickly on the sales force head count, if maybe you could possibly provide some sort of a detail in terms of your expectations on that going forward in the next couple of quarters and how much you plan to be adding now?

BOB CAR (ph): We don't – because of the way that we do our hiring, our hiring is very decentralized. We're looking for the local territory manager and division manager to drive hiring.

And with that kind of process we don't establish a particular objective for the people. We just look for continued growth in that sales force.

We've indicated that by the end of 2007 we want to have a total of 1,500 out there and that could go up if anything, but that's the target. And frankly, one of the things that we're continuing to emphasize is figuring out ways to better train the people that we do get and improve our retention.

It's a challenging model for the individual sales person to get themselves geared up. And we've talked about the number of people who aren't able to make it in our commission only system, but we're doing a lot of – making a lot of investments in training technologies to try to help more of them get over the hump and that could have more of an impact on if we're successful on growing the sales force than the absolute number of new hires.

BOB CAR (ph): Right. Our new hire attrition still is something higher than we would like but our retention of our experienced sales people continues to be excellent.

TOM (ph): Good. Thanks.

OPERATOR: Thank you. Our next question comes from Tony Wible from Citigroup. Please pose your question.

TONY WIBLE, CITIGROUP: Hi guys. I had a couple quick questions.

The quarter to date trends that you've seen for volume, so far, how has that faired relative to what you've seen in the third quarter?

BOB CAR (ph): So far, Tony, it's very consistent with what we had expected for the quarter and very consistent with what we've seen in the prior quarters.

TONY WIBLE: OK. And I might have missed this, but did you indicate how much of buybacks you did in the third quarter and then what you might have done as far as quarter to date for buybacks?

BOB CAR (ph): Commission buyouts...

TONY WIBLE: Yes.

BOB CAR (ph): ... I don't have that. We did not indicate that and rather than try and do it on the fly, Tony, it will be in our queue. And we actually – no. I'm sorry.

In the quarter we bought back about 6.4 million. We paid about 6.4 million in (INAUDIBLE).

TONY WIBLE: OK. And so that would have been a 6.4 million cash outflow from operations?

BOB CAR (ph): From operations, yes.

TONY WIBLE: OK. Great. Last question is – and I wanted to just – when I'm looking at the net revenue divided by the processing volume that you gave kind of gauging your net merchant processing (INAUDIBLE).

BOB CAR (ph): Right. Yes.

TONY WIBLE: It looks like it might have ticked down just a couple of basis points sequentially. Is that just due to rounding? I take it from Bob's (ph) earlier comments that is the case.

BOB CAR (ph): It's, you know, in our stronger quarters in volume what you'll see is our – because some of the fixed fees are smaller as a percentage of, you know, the month – say monthly fees don't change and yet the volume is higher. So in the higher volume months and quarters you will typically see a slight reduction in the net revenue percentage.

TONY WIBLE: If I took kind of an – your answer on an earlier question about seeing kind of the revenues per merchant going up slightly and seeing (INAUDIBLE) go down, is there any indication that you guys might have your sales people moving up market just slightly?

BOB CAR (ph): Well, in general I don't think so. There was – there may be some shorter term phenomena in that direction as Bob (ph) indicated because of we made it a little easier on some of the merchant categories that can have some larger merchants in it from an underwriting perspective. But longer term, other things that we're doing in the business in particular, our relationship with – current relationship with Commerce Bank and other banks that we're starting to work with, will argue for us for increased number of small merchants.

So I would not predict a growing revenue per merchant.

TONY WIBLE: Thanks. Good quarter guys.

BOB CAR (ph): Thank you, Tom (ph).

OPERATOR: Thank you. Our next question comes form Anurag Rana from Key Banc Capital Markets. Please pose your question.

ANURAG RANA, KEY BANC CAPITAL MARKETS: Good morning Bob (ph). I just wanted to know about this same store sales. Do you think this is sustainable going forward?

Also, if you could please talk about the cash flow being a bit weaker this quarter? Thank you.

BOB CAR (ph): Sure. Thanks. As far as the same store sales, I don't – wouldn’t get carried away.

If you look at that our '04 number was 7.5 percent. First half of '05 was also 7.5 percent. This is a little stronger at 8.1 percent.

But if you look at the nine months we're at 7.7 percent. So I think that the – as far as we can see the economy remains solid and in the area that it's been for quite a while. And I – you know, I wouldn't hazard a guess as to where it's going to go in the future.

But certainly these numbers don't give us any reason to believe that there is a softening. We just don't see that in our numbers at all.

The other question was with regard to cash flow. Well, if you look at the cash flow table, one of the things that we did do is that the – we're – the basic cash flow if you will net income plus depreciation and amortization and it's adjusting for some of the special items we think is very solid and very much in line with expectations.

Changes in operating assets and liabilities typically you'll see changes in our receivables matched by a similar change in – due to sponsor banks and accounts payable and that was not the case in this period. In essence we did not increase our payables nearly as much and so in essence, you know, that consumed what represented a consumption of cash.

And so I don't – we're pretty comfortable with the cash flow dynamics of the quarter.

BOB CAR (ph): There are quite a few significant events in this quarter such as the IPO proceeds, the Synergy (ph) buy down, the buyouts of the commissions for the pep (ph) shares, the one time pep (ph) shares. So that really makes it more difficult to analyze it, but our business is pretty predictable on cash flow relative to, you know, our cap ex expenditures, which continue to be high.

TONY WIBLE: Thank you.

OPERATOR: Thank you. Our next question comes from Eric Schlipf from Robert W. Baird. Please pose your question.

ERIC SCHLIPF, ROBERT W. BAIRD: Yes. Thanks guys. I guess first question is the customer acquiring costs. Is there anything, you know, as you ramp the sales force you see good volumes this quarter. Is there anything that's going to kind of change the way that's been trending or can we kind of assume that continues the way it has been?

BOB CAR (ph): Yes. Eric, the customer's acquisition costs is something that has a number of elements going into it. But I don't see anything going on right now that's going to drive it at all dramatically different from where it's been as a percentage of our revenues in the past.

ERIC SCHLIPF: Great. Thanks. And also I guess then on the – you talked about your average merchant in terms of volumes per average merchant kind of coming down as you drive more sales through the bank channel. What about the economics of that. Is that still the same economics as the larger merchants you've been selling or can you kind of talk to that point a little bit?

BOB CAR (ph): Typically, Eric, we have a higher net revenue earnings from the smaller merchants because the volume is lower and the dollars tend to be a little bit higher per dollar process, which is typical in the industry. As we get more smaller merchants, you know, when that starts happening it'll have somewhat of an effect on the net revenue in a positive direction perhaps.

It's hard to forecast what's going to happen there. Frankly over the years our volume per merchant keeps going up. And (INAUDIBLE) the function of more people going to plastic and the fact that our business model is pretty attractive to the bigger merchants and that's where our sales people go because that's where the big commissions are.

ERIC SCHLIPF: OK. And I guess final question is could you maybe talk to the some of the odd things this quarter that might have impacted volumes or that's you know the higher gas prices and also the hurricanes, if you can kind of quantify the impact that that had in they quarter.

BOB CAR (ph): Sure. You know, the higher gas prices would have a trivial impact on Heartland. We just have not had a – what we call a significant exposure to the petroleum segment as we discussed on our road show.

ERIC SCHLIPF: Yes.

BOB CAR (ph): That is an area of increased focus into the future as we get a more successful product out there we thing there's real opportunities. But as of right now it's a trivial impact.

Similarly as we discussed with people our sales and our new sales as well as our existing base of business while it's nationwide in general can have specific weaknesses in certain geographies really driven by whether we've had a successful sales organization. One area that has historically been on the softer side where we've been very happy with, the buildup in our activities recently, but still historically have been relatively weak, is on the Gulf Coast area.

And as a result Katrina was, while devastating for our and other people's merchants really did not have a material impact on our volume or margins for the quarter. If anything it, you know the various things that we undertook to try help out those merchants cost us some money.

We sent some bunch of terminals down to get people restarted, et cetera. There were some costs that we had, but in terms of volume you're really hard pressed to see significant impact on it.

In fact, I looked at the numbers and for both Louisiana and Mississippi our volumes were – our percentage of our volume was improved in both of those states this year September versus last year September with the, you know, really the fact that our organizations have improved down those areas recently overcoming what's obviously been a major problem for many merchants.

ERIC SCHLIPF: So it sounds like you'd characterize those one times as really not having an impact kind of on your third quarter volumes?

BOB CAR (ph): That's correct.

ERIC SCHLIPF: OK. Great. Thanks guys.

OPERATOR: Thank you. Our next question comes from Mark Sproule from Thomas Wiesel Partners. Please pose your question.

MARK SPROULE, THOMAS WIESEL PARTNERS: Thanks. I guess to touch a little bit on the attrition stuff again. You know, you stressed a lot of the new interaction that you have with your merchants and the open pricing methodology.

How is that playing into sort of lower attrition? I mean if you look over the last year as you guys have said that that's more relevant, it seems that your attrition rates are relatively in line with your competitors across the industry but yet your pricing would sort of lead you to believe that you should be able to retain some of these merchants better.

So, you know, what are you doing or how is that sort of implementation have an impact going forward?

BOB CAR (ph): Well, I guess, Mark (ph), I'm not sure the statistics are not out there on the industry. I'm unclear where the competition if, what we have said, and we remain consistent that our volume attrition has been in the 10 to 12 percent area.

We think that compares very favorably with statistics that we've been aware of. But we remain nonetheless dissatisfied with our merchant count attrition.

Now we are generating some new initiatives in our service center to specifically focus on that, but those are really just gearing up this summer and into the fall. And so those have not had a material impact.

The fact of life in our business is that on average we're charging, you know, the merchant pays about 2.4 percent for an average merchant of Heartland's (ph), of their revenues to get cards processed. And as we've seen with the various lawsuits out there there's a lot of merchant dissatisfaction.

At an individual merchant level that leaves us open to, you know, the reality that a merchant might jump at a deal that appears to be a better deal even if on long term evaluation it isn't the better deal, merchants will leave you for what they think is a better deal because they're just the overall price that they're paying is so high. The other reality is that we have focused on the restaurant segment.

It's been a great segment for us in most respects. And we will continue to focus on that segment.

The one probably downside on that decision and that strategy is in merchant account attrition. Fact is that restaurants go out of business on a regular basis.

We have very low losses from such, you know, going out of business because very few people chargeback a meal to an out of business restaurant. But in terms of merchant account attrition that will hurt our performance compared to other people with something like a third of our merchants being restaurants.

MARK SPROULE: And then maybe it's again too early to say, but I know that you guys have sort of implemented sort of accommodation of having service related representatives working in districts just covering the merchants as opposed to the sales members having to do both. Have you seen – how have you seen that sort of interaction going on an early state? Have you seen any pushback maybe from your sales professionals not wanting to give up some of their kind of ongoing residuals or something to the like?

BOB CAR (ph): Good question. We're thrilled with our servicing RM program. You are correct though that some of the sales people do have, you know, are not in favor of it.

However, we are pushing it throughout the company. We have 120 servicing reps identified at this point. And the quality of what's going on in the field and the quality of the interaction with the installs and the service center is greatly improved.

And this is the way of the future for us. We're going to continue to develop the servicing RM program.

BOB BALDWIN (ph): And I think it's – well, it's a thing where people resist. They have to give up part of their income to do it.

But once they've made the switch, and we just had our annual meeting which had all our sales professionals gathered together. And probably the single most notable comment I had from sales people that I'd be talking to is they would sort of on their own say how thrilled they were to have a servicing rep, you know, oh my servicing rep is the best in the company, that kind of things.

So I think that it is something that will take off as the sales people come to realize that it allows them to leverage their time and focus on what they're really superior at which is calling on new opportunities and closing them. So it's – we're pretty excited about it.

BOB CAR (ph): There's the hitting of the head against the brick wall syndrome is when you stop, you realize what you're doing. So if a rep is handling 300 or 400 merchants and all those phone calls and all of a sudden those go away they have a lot more time to be productive in sales.

So it really is a better revenue opportunity for the selling RM to use a servicing RM, but it's not obvious to the person up front so.

MARK SPROULE: Got you. And then had mentioned that your sort of new sales force hiring is seeing attrition rates being a little bit higher than you had been hoping for. You know, is there anything that you can kind of point to that's leading to that. Is it just sort of historically takes while for a lot of these younger people to ramp up and attrition has always been high or is there a dynamic in the competitive nature of the industry that's making it tough for – to sort of build out newer reps as they go out to get the sort of mature levels?

BOB CAR (ph): I think our disappointment is more that it hasn't improved more. It's about what it has been and it's not an issue of competitiveness. It's an issue of us giving our new hires the proper amount of attention and getting them to (INAUDIBLE) to use our various tools.

So there's no change and that's the disappointment. We had hoped that it would be improved more at this point and we continue to work on it very hard.

BOB BALDWIN (ph): It remains a very difficult thing for an individual to get out there and be successfully selling as quickly as they need to, to make a living. We're not paying a draw or other advances and so if you look at our expectations for installing say $6,000 of margin in a month, which will be eight or ten accounts, that will generate in signing bonuses for the individual $3,000, which is, you know, OK living but not great and of course the residuals are non-existent when they start.

So they have to hit the round running pretty effectively to succeed. We're doing a lot of things to try to help them succeed but it nonetheless will remain a very challenging thing for the early stages of someone's career.

Once they become established it's a very different dynamic. They have some residual tools to rely on and of course they're more comfortable and successful in just their selling process.

MARK SPROULE: Now, one last question if I may. On the HVS (ph), Exchange (ph), you know, with the economics being what they are, it obviously offers some opportunity for your sales professionals to maybe be a little bit more aggressive on the pricing side and still maintain, you know, requisite margins.

Are you seeing guys being a little bit more aggressive in trying to sign merchants on that side or are they using kind of the benefit to help you boost your margin a little bit or is it a little bit of both I guess. Thanks.

BOB CAR (ph): I'd say it's probably a little bit of both. That we – they have a lower cost. We pass through a cost to the sales of Exchange (ph) that is lower than the cost on Vital (ph) and well lower than any of the other front ends that they could set up a merchant on.

And, you know, I think that as a result of that and the product feature capabilities, exchange now captures about two-thirds of our merchants. People might ask why aren't – isn't it 100 percent and the reality is that we just don't have functionality in Exchange (ph) for a number of (INAUDIBLE) specialized processing applications and those are now and will forever be handled by Vital (ph).

Our goal is to get ourselves up long term up to about 90 percent of our installs going on Exchange (ph). But I think in terms of the economics, the sales person has in their – it is in their best interest to maximize the margin for themselves, which, of course, also maximizes the margin for the company. That results in many of them setting up merchants on Exchange (ph) and, you know, I think giving away a – not all that to maximize their own margin.

BOB CAR (ph): And one of the big impacts of it is that we – our average ticket comes down because we are more attractive. Since we have a lower per transaction cost the smaller merchants are easier to win because we're competing against ISO's out there with higher transaction costs than our sales people have.

So the impact really of Exchange (ph) has been a continual decrease in our average ticket over the last couple of year. So we expect that to continue as well.

BOB BALDWIN (ph): And that's fortunately puts us very nicely in all the emerging trends in our business which are to take card payments to the smaller ticket. In fact, it was the article just the other day in the Wall Street Journal that reflected the same trend.

We're seeing rapid growth in the small ticket. So we think we're very well positioned for that with the Exchange (ph) product.

MARK SPROULE: Thanks.

OPERATOR: Thank you. Once again, if you do have a question please press star one at this time.

Our next question comes from Franco Turinelli from William Blair and Company. Please pose your question.

FRANCO TURRINELLI WILLIAM BLAIR AND COMPANY: Bob (ph) and Bob (ph) good morning.

BOB CAR (ph): Good morning.

BOB BALDWIN (ph): Good morning, Franco.

FRANCO TURRINELLI: Many of questions have been asked but I did want to just ask you a little bit more about the conversion of merchants over to Passport (ph). It sounds like you did a pretty big conversation and I'm wondering if you could give us some color on the early returns from that.

BOB CAR (ph): We're very pleased, Franco, with how that's gone. We just have a great team on that.

Passport (ph) is functionally doing what we expected it to do. The conversion has gone well for the three groups of merchants that we've converted so far. We have a pretty aggressive conversion rate of calendar scheduled through March.

The one surprise with Passport (ph) is that – is how much manual effort it takes to validate the data quality moving data out of the vital system, which is a traditional classic mainframe pointer type system versus the modern database architecture. So getting that data converted accurately with no mistakes is relay causing us quite a bit of labor. It's very labor intensive.

The good news is that goes away once the conversion is completed. The based news is it makes it tough for us in our service facility. It just takes a lot of bodies and we've had to hire some additional people.

But otherwise it's going very well and we can't wait for it to be finished because the functionality. We have a lot of wins on the functionality of efficiencies with our merchant servicing.

FRANCO TURRINELLI: OK. So a couple of follow-up questions then if I may. The first is are the merchants that you're converting over to Passport (ph) aware of that switch and if so any feedback from them in terms of performance or functionality that they're seeing?

BOB CAR (ph): They don’t' see anything, Franco, until they get their month end statements. And so we do tell them, you know, you have a new month end statement.

It's coming from our own proprietary back end passport. And the only reaction I've heard so far is that they're quite delighted with the additional information that they're receiving on their statement that they did not get before.

BOB BALDWIN (ph): And that's very much a long term objective is to keep enriching the information that is available to merchants and, you know, taking some of the information that larger merchants have always had available to them and making it available in a useable format for a smaller merchant. We're pretty excited about the opportunity there.

We've really just begun. Now, it's just a – more information and it's more clearly laid out, but there's a lot more we look forward to over the coming quarters.

FRANCO TURRINELLI: Bob (ph), on that front as well, are you already offering merchants that have switched over to Passport (ph) the improved settlement procedures as well or are they just on the vital like settlement that cycle?

BOB CAR (ph): We have not offered the settlement part. Yes. We've had a little bit of trouble implementing, getting that teed up to implement. So nobody has the new settlement functionality at this point.

FRANCO TURRINELLI: OK. And finally on Passport (ph) are you – I'm assuming that this is not available yet for sales people to sell with in the sense of that improved functionality (INAUDIBLE) sales tool. Is that correct or is that a misunderstanding on my part?

BOB CAR (ph): No. You're correct about that Franco and it will be January 1 before we release it for new merchants to the sales organization.

BOB BALDWIN (ph): And the reason for that is that each of these roll outs that we're doing on a monthly basis is to a group of merchants that have been identified as not having some of the oddball features. So that the first group was very clean, simple merchants that don't have many chargeback's and things and were on Exchange (ph).

And the most recent group that went on, for example, I think the biggest thing was that we have a much more robust chargeback processing capabilities so we put a big chunk of merchants on. In the first quarter it will be the vital merchants that we focus on, but by the first quarter we will have the backend products so that, you know, when a random new merchant comes on, of course, you don't know what their prophesying profile is going to be and so we can't do the same kind of vetting that we've been doing in deciding which ones go over and which ones done.

We'll be ready for sort of whatever the new merchant brings by January 1.

FRANCO TURRINELLI: OK. That makes perfect sense. One other question.

On the sales relationship managers and other servicing system, are you – are the services people taken (INAUDIBLE) relationship management group or are they generally people that you are hiring specifically to that position?

BOB CAR (ph): A combination of both Franco, but the bulk of our servicing RM's are sales people who enjoy servicing more than selling or perhaps are more effective at servicing than selling. What's been sort of fun is to watch some of these people become servicing reps and become a lot more confident in themselves and in the company and then they go back to being selling RM's.

So there's actually quite a bit of migration back and forth and we expect that frankly to be one of the positives of this program. That people will – it's sort of a training ground and it's a really good one.

So the bulk of our new hires are selling RM's. We have had a few that have come in and serving RM's but the bulk of the servicing RM's are former selling RM's.

And Bob Baldwin (ph), when you give us that 970 RM's number should we think of that as a combined selling and servicing or should we think about it as just selling RM's?

BOB BALDWIN (ph): Yes. That's the whole sales organization. That includes management, RM's and SRM's.

FRANCO TURRINELLI: Excellent. Thank you. And Bob (ph), go White Sox.

BOB BALDWIN (ph): Amen.

OPERATOR: Thank you. At this time we have no further questions. I'd like to turn the floor back over to your speakers for any closing comments.

BOB CAR (ph): Well, thank you all for joining us. I appreciate it. Look forward to many more conference calls. Thank you.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderfully day.

END